Exhibit 99.2


              Capital Trust Q4 '04 and Year End 2004 Earnings Call
              ----------------------------------------------------
                                 March 11, 2005


        Conference Coordinator:

        Hello and welcome to the Capital Trust fourth quarter and year end 2004 results conference call. Before we begin, please be advised that the forward-looking statements expressed in today's call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company's and its Funds' loan and investment portfolios; the continued maturity and satisfaction of the Company's portfolio assets; as well as other risks contained in the Company's latest Form 10K and Form 10Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

        There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to John Klopp, CEO of Capital Trust.

        John Klopp:

        Good morning everyone. Thank you for joining us and for your continuing interest in Capital Trust.

        Last night we reported our results for the 4th Quarter and full year and filed our 10-K. Brian will run you through the detailed numbers in just a moment, but first I want to step back to review the year that Capital Trust had in 2004 and give you a sense of where we are going in 2005.


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        Judged by almost any metric, 2004 was a banner year for our company. To recap the highlights:

                o We originated $1.1 billion of total new investments, including $550 million in 73 separate transactions for our balance sheet.

                o Net of repayments, total assets increased by $478 million, from just under $400 million at 12/31/03 to just over $875 million at year end '04.

                o Book equity more than tripled, from $96 million to $316 million, while Book Value per share increased 44% to $20.79 at year end.

                o Net income increased by 60% year-over-year and, on a much larger equity base, net income per share totaled $2.14 comfortably above our target.

                o Most important, we increased our dividend from 45(cent) to 50(cent) in the fourth quarter, reflecting our confidence in CT's business going forward.

        That confidence stems, in part, from several more-strategic initiatives that we also completed in 2004:

                o In July, we issued our first CDO to finance Capital Trust's purchase of a large portfolio of B Notes for GMAC plus some existing assets from our balance sheet. Our first was also a first for the emerging real estate CDO sector: the first CDO collateralized entirely by B Notes and Mezzanine Loans and the first to incorporate a 4-year reinvestment period. A powerful tool for those who can access this market, CDO financing allows us to dramatically reduce our cost of capital and match-fund our assets with non-recourse, non-


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        market-to-market debt. Several weeks ago, we announced the launch of our second CDO and, while we can't provide much more detail today because of the rules governing private placements, you should expect additional news on this deal in the very near future. I don't know if we can keep up the same pace, but we do expect to be a regular, serial issuer in the CDO financing market.

               o Last summer, we received approvals from all 3 major rating agencies to act as a Special Servicer for securitized commercial mortgage loans. Coupled with enhancements to our asset management infrastructure and systems, this initiative was designed to support our push into smaller-balance Mezzanine Loans and B Notes, which fueled much of our asset growth in 2004. Going forward, we intend to increase our focus on longer-term, fixed rate CMBS, and the Special Servicer ratings will allow us to directly control the resolution of any problem assets as we invest in larger pools of small-balance loans.

        Two years, ago, we announced a new strategic plan for Capital Trust. The objective of that plan was to create an integrated finance and investment management company whose primary mission was to produce a steady, growing stream of dividend income to its shareholders. In 2003, we elected REIT status, re-started our balance sheet investment activity, and successfully launched Fund
III. In 2004, we broadened our investment strategies, significantly increased our scale and equity capital base, and launched our CDO initiative.

        In 2005, we will build on this positive momentum by advancing on several fronts:


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                o   First, we will leverage our platform, by pushing into
        complementary investment products that utilize our established network and our core skills in credit underwriting and financial structuring. Our primary focus will be on longer-term, fixed rate products, including subordinate CMBS.

                o Second, we will leverage our balance sheet, using CDO technology to drive down our cost of capital and improve our asset/liability match. We want to establish Capital Trust as the premier brand in the real estate CDO market, just as we have in the mezzanine lending arena.

                o And third, we will enhance our presence in the equity capital markets by sequentially increasing the float and liquidity of our stock. We made great progress on this front with our public offering last summer, but know that we have more work to do.

        Overall, we are pleased with the quarter and the year, and very excited about the prospects of 2005. We have the team in place to implement the next phase of our plan and look forward to the challenge.

        Now I will turn it over to Brian to discuss the results in greater detail.

        Brian Oswald:

        Thank you John and good morning everyone.

        Since John has discussed the highlights for the year, I'll get right into the numbers. First, the balance sheet:


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        During the year, total assets increased over 100% from $400 million in
December 2003 to $878 million at the end of 2004. The primary drivers were new originations of loans and CMBS totaling $550 million and increased valuations on our CMBS portfolio.

        Our CMBS investments are carried as available for sale, and are therefore valued at their estimated fair value with net unrealized gains or losses reflected in our book equity as a component of accumulated other comprehensive income. A general tightening of spreads on subordinate CMBS and improvements in the credit characteristics of certain of our bonds resulted in a $35.0 million increase in the valuation of our CMBS during the year. Offsetting these increases were loan amortization and repayments totaling $116.4 million, consistent with the levels of the previous year.

        We financed our asset growth with a combination of debt and equity. The biggest change to CT's business in 2004 was the first use of CDOs to finance our assets. This financing vehicle has allowed us to originate lower risk business at lower spreads and, by using increased leverage, maintain our historical returns on equity. We plan to use CDOs in the future to efficiently finance existing assets and new business. We also negotiated reduced spreads on our existing credit facility and repurchase obligations, allowing us to further reduce the cost of our borrowings.

        In 2004, we returned to the equity markets to complete two major transactions. The first was a direct public offering of 2,000,000 shares of common stock to W. R. Berkley Corporation completed in stages in May, June and September of last year. The net proceeds from the shares issued were $46.5 million. Subsequently, during the summer, we closed an underwritten public offering of 4,025,000 shares of common stock


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at a price of $23.75 per share. We sold approximately 1.9 million primary shares, raising $41.6 million after payment of all expenses.

        In addition to the primary shares that we sold, holders of half of our subordinated debentures converted their securities into approximately 2.1 million common shares and sold those shares in the offering. The remaining holders of the debentures converted their securities on September 29, 2004 into an additional 2.1 million shares of common stock. Going forward, these conversions will eliminate approximately $9.0 million of interest expense on an annual basis.

        The debt and equity transactions completed during 2004 gave us the liquidity to finance the significant increase in interest earning assets. Average interest earning assets increased from $359 million in 2003 to $553 million in 2004. As credit spreads in the general market tightened and we focused our balance sheet more on B notes, the average rate on our interest earning assets decreased 1.5% from 9.9% in 2003 to 8.4% in 2004. Utilizing the CDO financing, converting the subordinated debentures to common stock and negotiating reduced spreads on other debt, we were able to reduce the average rate paid on interest bearing liabilities (including the subordinated debentures) by 1.7% from 6.8% in 2003 to 5.1% in 2004. The effects of the cheaper financing will continue to be felt in 2005 as the CDO financing and subordinated debenture conversion didn't happen until the second half of 2004, and we didn't realize the full effect of the reduced borrowing costs until the fourth quarter of 2004. The average rate paid on interest bearing liabilities was 3.9% in the fourth quarter.


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        We reported net income of $9.5 million for the quarter ended December
31, 2004 compared to $3.6 million for the same period in the prior year. Net income for the year ended December 31, 2004 was $22.0 million compared to $13.5 million in the prior year.

        On a per share basis, net income of 63 cents per share represents an increase of thirteen cents per share compared to the third quarter of 2004 and an increase of nine cents per share from the fourth quarter of 2003. For the year ended December 31, 2004, net income totaled $2.14 per share compared to $2.23 for the same period in the prior year.

        Getting into the details, and comparing this quarter to last quarter, net interest income was up $2.4 million due to the substantial increase in average earning assets, which increased from $639 million in the third quarter to $775 million in the fourth, as we originated over $120 million of new assets and got a full quarter's effect of originations from the third quarter. Interest expense decreased $434,000, as we utilized additional equity to reduce secured debt, converted the subordinated debentures to equity and utilized the CDO, which carry lower interest costs than other secured debt. The increase in other income resulted from the reversal of the reserve for possible credit losses at Fund II which increased the income from equity investments in Funds by $774,000. General and administrative expenses were $1.1 million higher than the prior quarter due primarily to increased compensation accruals, as annual bonuses are accrued based on a percentage of expected annual net income before bonuses. Also G&A in the fourth quarter included $500,000 of professional accounting service fees relating to internal control documentation and testing.


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        Each quarter, management reevaluates the reserve for possible credit losses based upon our current portfolio of loans. A detailed review of the entire portfolio was completed at December 31, 2004 based upon positive changes in the condition of certain loans and the evaluations completed on the remainder of the portfolio, we concluded that a reserve for possible credit losses was no longer warranted and the $6.7 million reserve was recaptured.

        As discussed earlier, our CMBS investments are carried as available for sale, and are therefore valued at their estimated fair value, unless an other than temporary impairment is deemed to have occurred. While most of our CMBS securities performed as expected in 2004 and saw significant improvements in their value, changes in the expected cash flow on two of our CMBS bonds during the fourth quarter of 2004 resulted in our concluding that these CMBS had incurred other than temporary impairments. While these CMBS were already marked to fair value through equity, the classification as other than temporarily impaired required us to record a charge of $5.9 million through the income statement. The classification had no effect on net equity of the Company, just in the placement of the valuation in the equity section. We expect a full recovery from our other securities and did not recognize any other than temporary impairment on the remaining CMBS investments.

        As we outlined in our press release, GAAP net income and earnings per share in both 2003 and 2004 were impacted by several items which the Company does not believe are recurring in nature. In the fourth quarter of 2004, these include the reversal of the reserve for possible credit losses of $6.7 million, the other than temporary impairment charge of $5.9 million taken on two CMBS investments, the reversal of the reserve for


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possible credit losses at Fund II, which contributed $774,000 of income to the
Company's income from equity investments in Funds, and the payment of $500,000 of professional accounting service fees relating to internal control documentation and testing (of which the Company believes that $300,000 should not be recurring). In 2003, $2.8 million of additional income recognized upon the early repayment of several large loans was deemed to be non-recurring.

        After these adjustments, diluted earnings per share as adjusted for non-recurring items is $2.02 for the year ended December 31, 2004 versus $1.78 for the prior year and 54 cents for both the fourth quarter of 2004 and the fourth quarter of 2003. The final page of the press release details the calculation of these amounts.

        Within our investment management business, we earn base management fees and have the potential to receive significant future incentive management fees. As disclosed in the 10-K, if Fund II's assets were sold and its liabilities settled on January 1st at the recorded book value and the fund equity and income were distributed, we would record approximately $9.5 million of gross incentive income representing our share of the incentive management fees. This amount will change based upon the duration and performance of the remaining assets in the fund. While no incentive management fees have been recognized to date, as of December 31, 2004, 100% of the partners' capital has been returned and the preferred return has been achieved. As a result, the next distribution to the partners will result in the Company receiving incentive management fees.

        Fund III has a similar incentive management fee structure. We began deploying the Fund's $425 million of committed capital in June of 2003 and have originated $800


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million of loans and investments through December 31st, $587 million of which were originated in 2004. At year end, Fund III had 19 outstanding loans and investments totaling $602.4 million, after repayments and sell-downs. Both Fund II and Fund III's investment portfolios are 100% performing and have not experienced any losses.

        We remain committed to maintaining an asset/liability mix which minimizes the negative effects of changes in interest rates on our future results. In the current interest rate environment, we are maintaining a net positive floating rate exposure on our balance sheet, with $147 million more floating rate assets than floating rate liabilities. Based upon assets, liabilities and hedges in place at December 31st and taking into account floors in place on some of our loans receivable, each increase in LIBOR of 100 basis points would increase annual net income by approximately $1.5 million. Conversely, a 100 basis point drop in LIBOR would decrease our earnings by approximately $1.2 million.

        Our liquidity position remains strong, and we currently have approximately $68 million of liquidity, including cash on hand and available borrowings under our committed credit facilities. We believe that this level of liquidity is adequate to fund our near term needs, including funding our equity commitments to Fund III and originations of new loans and investments for our balance sheet.

        As a result of the new equity and conversion of the subordinated debentures, our debt-to-equity ratio decreased significantly during the year from 3.0-to-1 at December 31, 2003 to 1.7-to-1 at December 31, 2004. The 1.7 to 1 ratio at December 31, 2004 is an increase from the 1.5 to 1 at September 30th as we continue to leverage the equity raised earlier in the year.


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        In December, we declared a dividend of fifty cents per share, up 5 cents or 11% from the 45 cents of the previous quarter, payable to holders of record on December 31st. The dividend was paid on January 15th.

        Our book value per share varies based upon a number of factors and the increase in 2004 was driven by our sales of common stock, conversion of the subordinated debentures, and changes in the market value of our CMBS investments. Our calculation of book value per share, $20.79 at December 31st, includes 174,000 shares representing in-the-money options, in addition to the
15.1 million shares outstanding at that time. This is $6.37 per share, or 44%, higher than the $14.42 reported at December 31, 2003, which included 123,000 shares of in-the-money options and warrants, in addition to the 5.9 million shares outstanding at that time.

        That wraps it up for the financials, and at this point, I'll turn it back to John.

        John Klopp:

        Thanks, Brian. At this point, we will open it up for any of your questions.

        Conference Coordinator:

        If you would like to ask a question, please press star and one on your touchtone phone. To withdraw your question, press the pound sign.

        Again, if you would like to ask a question, please press star and one on your touchtone phone at this time.

        Our first question comes from Donald Destino with JMP Securities. Please go ahead.

        Donald Destino:


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        First question is just a point of clarification. Is the reversal of the loan loss reserve an indication that you think the Mexico loan is fully written down and that you will get the rest of your money out at book value?

        John Klopp:

        The answer is yes, eventually. We have been struggling to realize on that one non-performing loan that we have on Capital Trust's balance sheet for a fairly long time now. We are making progress and we think that the ultimate value of the collateral perhaps significantly exceeds our carry value of that loan.

        As you recall, it was originally an $8-million loan and we wrote it off to $4 million a couple of years ago. We further reduced the book carry value by about $900,000 based on cash that we had collected from borrowers and guarantors. We are carrying this one non-performing loan on CT's balance sheet at $3.1 million today.

        The reversal of the reserve for potential credit losses reflected our assessment of the overall stability and quality of the balance sheet portfolio with only one loan non-performing.

        Donald Destino:

        Is a recovery possible on that loan?

        John Klopp:

        I am definitely not going to project it but we believe that a recovery on that loan is possible and will occur, the issue is timing.

        Donald Destino:

        My next question is regarding your comments about getting more involved with fixed rate CMBS product. Where in the credit stack are you looking to play; and what


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value add could Capital Trust bring to that asset class because, like everything else in commercial real estate, there seems to be a lot of competition and tightening spreads?

        John Klopp:

        There is no question about the competition that exists in every sub-sector which is much more than we have seen in prior years, and it extends across the spectrum from larger balance floating rate Mezzanine Loans where Capital Trust has traditionally focused to B pieces or subordinate CMBS.

        We have the capability and the infrastructure in place to expand our investment strategies out of our traditional focus areas. That includes not just floating rate assets but fixed rate assets and not just single borrower custom crafted loans but also securities.

        We have the network and the connections; we have the internal skills of credit underwriting and financial structuring. In addition, we have the asset management capability to handle a much larger portfolio than we currently have including both our balance sheet portfolio and the portfolios in our managed funds.

        In terms of how and when we intend to move forward in that initiative, during the course of 2005 we have been preparing ourselves for a higher degree of focus on longer term fixed rate more structured assets and we think we are ready.

        Conference Coordinator:

        We'll move next to Richard Shane from Jefferies & Company. Please go ahead.

        Richard Shane:

        Obviously the thing that's very favorable for you at this point is that the CDO market for issuers is incredibly robust. What are you seeing in terms of competition for


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assets to put into the CDOs? Is that a concern headed into the later part of '05 and are you continuing to be as aggressive or do you think you may pull back a little bit?

        John Klopp:

        The competition is intense but this is not a new occurrence. It is the same situation that we have been dealing with for the last couple of years and notwithstanding that increased competition from a variety of different sectors we continue to be able to find credit solid, good risk adjusted return assets.

        We have done that by continuously looking across different types of assets, different sub-markets, and as you've seen in 2004 our focus has been a little different than in the prior years, a little more towards smaller balance assets, a little more towards B Notes as opposed to mezzanine. We certainly believe that the competition is going to stay at least for the near term and finding good assets is certainly a very important part of the total key here going forward.

        The CDO market is very hot right now; no question about it. In fact, it's probably driving spreads to some extent on the asset side because people are originating, as are we, with a view towards a CDO execution as the way to finance those assets.

        We are very well positioned to get more than our fair share in an admittedly competitive marketplace. We intend to continue to shift our focus to where the best risk adjusted returns are and you will see us adapt that mix during 2005.

        Richard Shane:

        One follow-up question, with rates starting to move up pretty sharply in the last couple of weeks, what is happening in the CDO market? Are you seeing indications that demand is abating because people are no longer looking for that excess yield you are


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getting from the CDOs? Are they shifting back into more traditional alternatives or have we seen that yet?

        John Klopp:

        I don't think so. We are seeing continued demand in the CDO marketplace, we are seeing continued demand for yield products particularly when they are collateralized by underlying hard assets and that is the business we have been in from the beginning of Capital Trust. I do not see it shifting yet.

        Conference Coordinator:

        Again, if you would like to ask a question, please press star and one on your touchtone phone at this time.

        We'll move next to Robert Promisel, with Adelante.  Please go ahead.

        Robert Promisel:

        A quick question for you about the investment environment that you are in. What is your perspective on the value of the collateral underlying your loans and are you getting comfort from stable to higher values based on either an improvement in the operating margin of the underlying assets or just a higher multiple applied by the marketplace to those hard assets?

        John Klopp:

        Valuations have been shifting in very interesting ways the last couple of years. Again, reflecting the strong demand for hard assets with current yield, there are very strong valuations in the marketplace for high quality, stable, existing income producing real estate.


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        We have always taken the view that our business is to underwrite cash flow to be a subordinate debt provider, not an equity partner, looking for significant equity cushion underneath us to provide downside protection. If you look at the metrics on our portfolio as we do all the time, we have been able to maintain very strong cash flow coverage and very strong equity subordination. In fact, our portfolio at the balance sheet level at CT has actually decreased in terms of loan to value ratios as we have focused more in the aggregate on B Note types of investments as opposed to the more traditional Mezzanine Loan.

        We are certainly aware of and in the midst of what is happening in the real estate equity markets and the valuations of real estate product but we have been careful to maintain the standards that we have set from the beginning.

        Robert Promisel:

        As a follow-up, what are your thoughts on exposure to various property types, some that are perhaps more attractive than others from a lenders perspective?

        John Klopp:

        If you track over time our various portfolios on balance sheet and in the funds, you will see that the property type concentrations have shifted to some extent. Today, we are less concentrated in office buildings than we had been in prior years in large part due to the significant valuation increases in office products and the intense competition for loans in that sector.

        At the other end of the spectrum, we have increased our percentage concentration in the hospitality industry. Over the last couple of years, our perception has been that


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there have been better deals to be done in the hospitality sector than perhaps, as a general oversimplification, in the office sector.

        The hospitality sector has also become more competitive in recent months but over the course of the last period we have found lower advance rates, higher cash flow coverage, and tighter terms on hotel loans particularly portfolio transactions as opposed to single asset transactions and we have taken advantage of that.

        We are definitely involved in all of the major product categories and look at potential investments on more of an opportunistic and deal specific basis as opposed to looking at deals based on sectors.

        Robert Promisel:

        Two last quick questions. One, do you think you'll expand or invest overseas in order to find value, and similarly, do you think you'll increase your exposure to development assets in order to find value over the next year or so?

        John Klopp:

        The simple one word answer for 2005 is "no." Over a longer period of time there may be opportunities for us outside of the four corners of the United States. But we believe our principal focus for 2005 will continue to be inside the United States.

        In terms of development assets, people have made money on new development financing over the last couple of years and we have basically stayed on the sidelines believing that our business is underwriting cash flow in place as opposed to future sales or future cash flow that is not in place.


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        Maybe we have missed some good deals over the last couple of years by not financing ground up development but at this point in the process we are not going to shift our focus.

        Conference Coordinator:

        We'll take a follow up question from Donald Destino with JMP Securities. Please go ahead.

        Donald Destino:

        On the third quarter call, you talked about difficulty finding loans for Fund III and that you might not fully deploy all of the committed capital. Can you give an update on that? Is that still your view? Also, how does that influence your plans for Fund IV in terms of size or whether or not you will do a CT Mezzanine Partners IV?

        John Klopp:

        On a relative basis, we still believe that it is harder to find assets that fit the strategy for Fund III than it is to fit the broader mandate that we have at Capital Trust for our balance sheet. Compared to the last quarter's conference call, we feel a little better with respect to Fund III. As of 12/31/04 we had completed about $800 million of total originations for Fund III with close to $600 million during the course of 2004 with some fairly significant activity in terms of volume in the fourth quarter; and year-to-date, again, a good pipeline of closings completed and transactions underway.

        We feel better about where we are in terms of our ability to deploy a significant portion of the capital in Fund III and we are pushing hard as we approach the scheduled expiration of the investment period, which is June of '05.


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        We are still thinking about what Fund IV might look like in terms of another mezzanine investment product and in terms of its investment targeting, the type of vehicle, and the size of any capital raise. We want to be sure that we have calibrated whatever that vehicle might be to where we see the current opportunity and where we foresee the opportunity over the next couple of years.

        Donald Destino:

        With incentive fees looking fairly imminent, would it be a safe assumption that you would just retain those earnings? Are you going to pay them out as dividends?

        John Klopp:

        The Board will look at our dividend policy as we have on a regular continuous basis. We are going to wait and see when and how much the incentive management fees produce and then decide how to combine the obvious alternatives which are to pay out on a regular quarterly basis, pay out on a special dividend basis or retain those excess earnings.

        The business model for Capital Trust that we have established over the last couple of years is one that combines both the balance sheet investment business that produces net interest margin and a fund management business that produces two flavors of income: baseline management fees and incentive management fees.

        As we work our way into a more mature point in that strategic plan implementation, we are hoping that we get to a point where serial funds produce more regular incentive management fees or promote income and as we get to that point, we will continue to look at what the dividend policy for Capital Trust is in terms of dealing with those incentive management or promote items in our income statement.


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        Donald Destino:

        Got it, thank you very much.

        John Klopp:

        Thank you.

        Conference Coordinator:

        Our next question comes from Steve Brown with Neuberger Berman. Please go ahead.

        Steve Brown:

        Can you please go over those numbers again for the trust exposure to a 100 basis-point move in LIBOR and its impact on FFO per share?

        Brian Oswald:

        A 100 basis-point increase in LIBOR would result in an approximate $1.5 million increase in earnings, about 10 cents per share. A decrease, because there are some floors in place, would drop earnings by $1.2 million or about 8 cents per share.

        Steve Brown:

        Okay. So your earnings stream is inversely leveraged towards interest rates right now? If rates go up, your earnings go up?

        Brian Oswald:

        That is correct.

        Conference Coordinator:

        Our next question comes from Jerry Kahn with William Harris Investors.

        Please go ahead.

        Jerry Kahn:


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        Will you talk about the charge for other than temporary impairments in the CMBS area and what sort of impairment do you have that might be temporary that you haven't had to take yet?

        John Klopp:

        The majority of our CMBS portfolio was purchased in a portfolio transaction in 1999, in the wake of the credit market upheavals of 1998. And we have held the portfolio since we purchased it with some minimal trimming around the edges. In general, as an overall investment, that portfolio has performed remarkably well. What you have seen in 2004 in terms of credit spread tightening and increase in valuation for the portfolio has been significant and indicative of the overall quality of the portfolio.

        There are two small bonds that we own in that portfolio which, based upon a very detailed scrub down in the fourth quarter and some new information regarding the underlying loans in those two bonds for accounting purposes, we made a determination that those two bonds -- only those two bonds -- had incurred what is called an "other than temporary impairment." Which means that while we mark all of our bonds to market with third party valuations on a quarterly basis and those valuation changes run through our balance sheet and are reflected in our book value per share, when you cross that line and are deemed to have an "other than temporary impairment," you take what you have already taken through the balance sheet and run it through the income statement. It is a non-cash charge but is reflective of an expectation that full recovery on those two bonds may not occur. But we have no other issues in the rest of the portfolio; it continues to perform very well and going forward we feel very good about the CMBS portfolio on our balance sheet.


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        Jerry Kahn:

        How much is left, what's the balance roughly?

        Brian Oswald:

        Two hundred and fifty million dollars.

        Jerry Kahn:

        If you use your numbers and take out the special items you ended up with a very good year, but in the fourth quarter you were flat. Is there anything that accounted for this? Did you have an especially strong quarter a year ago? How can you explain this?

        Brian Oswald:

        If you look at the prior year, you will see that our general and administrative expenses for the fourth quarter were only $2.8 million as compared to $5.1 million this year. Most of that difference is explained by the timing of the bonus accrual in the prior year. In 2003, we had a very good third quarter in which we recognized the $2.4 million additional income from the early repayment of a loan. It was a fixed-rate loan that paid off and had yield maintenance on it. As a result of that, we recognized a large portion of the bonus accrual for the year in the third quarter. Therefore, there was not as much to be recognized in the fourth quarter, which is why the fourth quarter of last year was so much better than if you had more of a normalized bonus accrual for the year.

        Jerry Kahn:

        All right, thank you.

        And one last question, you reduced your leverage significantly but part of your strategy I think is to increase it again. What sort of a leverage level are you comfortable with?

        John Klopp:


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        We will continue to assess that based upon what we think is the risk profile of the left-hand side of our balance sheet. At this point in time, as we have reduced the overall portfolio risk on the left-hand side we feel like we are still under-levered at this point in time, and would be comfortable, which will change as we change the nature of the assets that we invest in, at closer to a three-to-one leverage ratio, maybe even higher given the credit quality of the assets that we have. We are moving to lever up the balance sheet as we go forward in deploying the capital that we raised in 2004.

        Jerry Kahn:

        Thank you.

        John Klopp:

        Thank you.

        Conference Coordinator:

        It appears there are no further questions. Gentlemen, do you have any concluding comments for the group?

        John Klopp:

        Thank you all for your interest and your confidence in Capital Trust and stay tuned for more to come. Thank you.

        Conference Coordinator:

        That concludes the Capital Trust Fourth Quarter and Year End 2004 Conference Call. A recorded replay of the conference call will be available from noon today, March 11th, through midnight on March 25th. The replay call number is 888-274-8337 or 402-220-2329 for international callers.

        Thank you and have a great day.


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                                       END